EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the previously filed Registration Statement on Form S-8 (No. 333-118967) pertaining to the Intermix Media, Inc. 2004 Stock Awards Plan of our report dated June 23, 2005, with respect to the consolidated financial statements of Intermix Media Inc. included in the Annual Report on Form 10-K for the year ended March 31, 2005.

/s/ Moss Adams

Los Angeles, California

June 28, 2005